Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS;
QUARTERLY DIVIDEND DECLARED

PITTSBURGH, November 7, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) today announced financial results for third quarter 2007, along with the Board of Directors’ declaration of a quarterly dividend of 6.0% annualized. Net income for the quarter and nine months ended September 30, 2007, was $64.2 million and $170.1 million, respectively.

Balance Sheet Highlights
Total loans to members (traditionally called advances) increased $15 billion, or 30%, to $64.3 billion at September 30, 2007, compared to $49.3 billion at December 31, 2006. Short-term portfolio balances, including overnight loans, were the primary driver of increased advance balances throughout the third quarter, particularly during a period of extreme market stress in July and August.

“Our third quarter results, which happen to coincide with our 75th anniversary, demonstrate our ongoing ability to fulfill the FHLBank System’s original mission of providing members with low-cost funding and liquidity, on request, in all market cycles,” said John R. Price, president and CEO. “During the quarter, as other sources of liquidity dried up or became prohibitively expensive, the FHLBanks continued to issue debt with ease, providing a major stabilizing influence during a turbulent time.”

At September 30, 2007, total assets were $95.2 billion, an increase of $17.8 billion, or 23%, from $77.4 billion at December 31, 2006. Total capital at September 30, 2007, was $4.1 billion, an increase of $447 million, or 12%, from $3.6 billion at December 31, 2006. Retained earnings were $283.8 million at September 30, 2007, an increase of $29.0 million, or 11%, from $254.8 million at December 31, 2006.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Third Quarter 2007 Results – page two

Operating Results
Net income for the quarter ended September 30, 2007, was $64.2 million, an increase of $9.5 million, or 17%, compared to $54.7 million for the quarter ended September 30, 2006. The earnings increase was primarily due to increases in net interest income and other income, which includes net gains (losses) on derivatives and hedging activities. Higher average balances in the loans to members and investment portfolios, as well as higher yields on investments, drove an increase in interest income, which was partially offset by higher interest expense on discount notes, due to higher volume. The current quarter also reflected net gains on derivatives and hedging activities, compared with a loss in the third quarter of 2006. Nearly all of the Bank’s derivatives and hedged instruments are held to their maturity, call or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. FHLBank’s return on average capital increased to 6.60% in third quarter 2007, compared to 6.18% in third quarter 2006. This increase was due to the impact of higher net income, which more than offset the impact of increased average capital. Third quarter 2007 net income resulted in earnings per share of $1.79, compared to $1.68 in the same period in 2006. These operating results enabled FHLBank Pittsburgh to set aside $7.1 million for affordable housing programs next year, an increase of 16% from $6.1 million set aside in the same period in 2006.

Net income for the nine months ended September 30, 2007, was $170.1 million, compared to $158.3 million for the same period in 2006, an increase of $11.8 million, or 7%. Return on average capital for the nine months ended September 30, 2007, was 6.46% compared to 6.26% in the year-ago period. Earnings per share for the nine months ended September 30, 2007 was $5.23, compared to $5.03 for the nine months ended September 30, 2006. Year-to-date 2007, FHLBank has set aside $18.9 million for affordable housing programs next year, compared to $17.7 million set aside in the same nine-month period in 2006.

Dividend Announcement
Based on third quarter 2007 results, the Board of Directors declared a quarterly dividend of 6.0% annualized. The dividend will be calculated on stockholders’ average stock balances during the period
July 1, 2007 to September 30, 2007, and will be credited to stockholders’ accounts on Tuesday, November 20, 2007.

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FHLBank Pittsburgh Reports Third Quarter 2007 Results – page three

Detailed financial information is available in FHLBank Pittsburgh’s third quarter 2007 Form 10-Q filing and 2006 Form 10-K, as amended, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, 2007, it had 332 members in its district of Delaware, Pennsylvania and West Virginia and approximately $95 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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